SCHEDULE A

Amended as of

December 1, 2023

to the Expense Limitation Agreement Effective March 1, 2010,
as Amended February 13, 2013, by and between
THE ADVISORS’ INNER CIRCLE FUND

and

LSV ASSET MANAGEMENT

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
LSV Conservative Value Equity Fund	Institutional Class 0.35% Investor Class 0.60%	February 29, 2016 February 29, 2016
LSV Small Cap Value Fund	Institutional Class 0.85% Investor Class 1.10%	February 29, 2016 February 29, 2016
LSV U.S. Managed Volatility Fund	Institutional Class 0.55% Investor Class 0.80%	February 29, 2016 February 29, 2016
LSV Global Managed Volatility Fund	Institutional Class 0.75% Investor Class 1.00%	February 29, 2016 February 29, 2016
LSV Global Value Fund	Institutional Class 0.90% Investor Class 1.15%	February 29, 2016 February 29, 2016
LSV Emerging Markets Equity Fund	Institutional Class 0.95% Investor Class 1.20%	February 28, 2025 February 28, 2025

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND

By:	/s/ Matthew M. Maher
Name:	Matthew M. Maher
Title:	Vice President and Secretary

LSV ASSET MANAGEMENT

By:	/s/ Kevin Phelan
Name:	Kevin Phelan
Title:	COO